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On October 22, 2019, in connection with the definitive proxy statement to solicit proxies to approve, among other things, the previously announced sale of substantially all of the assets of Industrial Property Trust Inc. (the “Company”) to affiliates of Prologis, L.P., the Company hosted a webinar regarding the proposed asset sale.  On November 5, 2019, the Company posted a recording of the webinar presentation to its website.  A transcript of that webinar is included below.

Industrial Property Trust Asset Sale Update

Event ID 2114843

John Norris:  And on behalf of the entire Black Creek organization here in Denver, which is cold and snowy today, I want to welcome you for our update regarding the very exciting corporate news surrounding the proposed Industrial Property Trust liquidity event. As previously announced this summer, IPT has entered into a definitive agreement to which Prologis will acquire 100% of IPT’s wholly owned real estate assets in an all cash deal value there at approximately $3.99 billion subject to certain transaction costs. This transaction will not include IPT’s ownership in two other unconsolidated joint ventures known as the BTC portfolio.

Joining me today on the call to further explain each of the two components of the IPT liquidity event is Jeff Taylor. Jeff is a managing director and chief operating officer for Black Creek. Jeff has been with the firm for over 17 years and has been directly involved in the formation and management of Black Creek’s multiple real estate solutions including IPT and our current offering, Black Creek Industrial IV. We have broken down today’s discussion into three topics. First, a recap of the Black Creek organization. Two, a summary of Industrial Property Trust’s current portfolio and the operating history. Third, an overview of the IPT asset sale to Prologis including the timeline and shareholder communications and a review of IPT post the Prologis transaction.

Finally, and maybe most importantly as time allows, we want to address any questions you may have. Anytime during the presentation and our formal comments you can submit your questions through the Q&A chat feature, which is located at the bottom of the webinar and as

I said, submit your questions and as time allows, we’ll try to get to as many of those as possible. For those questions that we’re not able to get to, we will have our internal sales consultants follow up with you and obviously those individuals will be available to address your questions post this conference call. For those of you who are less familiar with our firm, Black Creek group is a fully integrated real estate investment management organization. Black Creek has a 25-year operating history having acquired or developed over $19 billion of real estate investments. The firm manages multiple investment offerings across the spectrum of commercial real estate, including industrial, multifamily, office and retail. With nine offices across North America and over 300 employees, Black Creek provides a wide range of solutions for both the institutional and wealth management channels.

Black Creek has established an enduring track record of success in the industrial sector having an invested over $15 billion through the acquisition or development of over 1200 different properties in over 200 million square feet of space. Since 2003 we have sponsored four single sector industrial funds through the wealth management channel in which two have already gone through full cycle liquidity events for investors. DCT was formed in 2003, raised approximately $1.5 billion of equity capital and was driven to a liquidity event with its listing on the New York Stock Exchange in December of 2006. Industrial Income Trust, or IIT, was founded in 2010, raised approximately 2.1 billion of equity and, in 2015, the majority of assets were sold to GLP in an all cash sale.

As Jeff Taylor will go into greater detail in a moment, IPT, pending shareholder approval, is also on the doorstep of a significant and positive liquidity event for its shareholders. Since 2003, few sponsors have had the same level of success in delivering consistent returns and results for investors. Finally, we are currently raising capital in Black Creek Industrial IV. This fund is managed by the same real estate team that built both IIT and IPT. The business model is similar to our three prior offerings, so as simple as it sounds, and I’ll say it again, few sponsors since 2003 have had the same level of success in delivering consistent results for investors as Black Creek has.

IPT operates as a public finite-life REIT with a targeted strategy to acquire and operate high quality distribution warehouses that are released to credit worthy customers as our previous invest industrial offerings in our current offering, Black Creek Industrial IV’s primary objectives are to provide current income, preserve and protect investors capital, and ultimately realize capital appreciation upon a liquidity event. IPT acquired its first building in January 2014. Since then through 164 different transactions has purchased 288 buildings on behalf of shareholders. The current portfolio has 50 million square feet of space, leased to over 500 different tenants providing bulk distribution in last mile fulfillment in 26 different key logistic markets.

IPT broke escrow in September of 2013 with a public offering price of $10 per share, and as I mentioned, acquired its first property in January of 2014. In August of 2015 the board of directors established the first NAV at $9.24 per share and since then the NAV has increased to $12.33 as of December 2018. The $12.33 is an important number to remember as a comparison to the total future consideration IPT shareholders may receive. In addition to growing the NAV since 2015 from $9.24 to the $12.33 at year end, the distributions to investors have also increased. Since 2013, cash distributions from IPT increased four different times. An original A share investor would have seen their annual distributions go from 45 cents per share to 57 cents annually per share today.

Before turning the call over to Jeff Taylor, let me say one more thing. The entire organization wants to thank all of you — financial advisors and home office representatives who are on today’s webinar. We wouldn’t be holding this call if it weren’t for all of you. Each of you have played a role in the success of IPT with over $1.7 billion of equity capital raised from over 43,000 different individual investors. None of this would have been possible without you and the confidence you have placed in our organization. In turn, we hope we’ve played a role in helping your clients get closer to achieving their long-term financial goals and objectives. So, as I mentioned, if you do have questions during our comments, please submit those through the Q&A chat feature. And so, with this, let me go ahead and turn it over to Jeff Taylor and Jeff will begin to explain the two components of the IPT liquidity event. Jeff?

Jeff Taylor:  Thanks, John, and thank you to everyone for joining today’s call. As mentioned at the outset, I’ll now provide you an overview of the transactions and specifically the two key proposals that are being voted on by shareholders as fully described in the proxy statement that they’ll be receiving. Those two components are first the asset sale and, second, the proposed conversion to a Maryland REIT and what will happen with IPT post the asset sale. The first, in our opinion, very positive outcome for shareholders is the previously announced sale of IPT’s wholly owned portfolio to Prologis. Having a firm like Prologis acquire, we think speaks to the quality of the portfolio that we have assembled over time.

The wholly owned portfolio, which is a significant majority of total assets, is comprised of 236 properties located across 24 geographical areas in the United States and as part of what John described earlier. As a result of the asset sale, shareholders are expected to receive a special distribution, paid in cash, which is currently estimated to be $12.54 per share. For taxable investors, this distribution is expected to be taxed as capital gain and for the Class T shares only, as has been customary for all distributions, the special distribution will be reduced by a closeout payment of the remaining distribution fees, which will be paid to the dealer manager at a discounted rate and then reallowed to broker dealers and financial advisors as applicable.

In terms of timing, subject to obtaining shareholder approval, which will be the focus of the proxy process I’ll discuss in a bit, we expect the asset sale transaction to close as soon as January 8th and no later than February 28th with a special distribution paid within five business days following the closing. In addition to and on top of the $12.54 special distribution, investors will continue to accrue distributions on a daily basis for the fourth quarter and in the first quarter up until the day immediately preceding the closing date. These distributions will accrue at the same quarterly rate of 14 and a quarter cents per share that has been in place since Q1 of 2017 and they will be made in a separate payment from the special distribution.

So, by way of a quick recap, this is a fairly straightforward transaction to shareholders. Assuming we obtain shareholder approval and close the transaction. The asset sale is expected to close in early 2020. Shareholders will continue to accrue and be paid regular distributions up until the day prior to the closing, then receive a special cash distribution of $12.54 per share, less any remaining distribution payment, and that will be taxed as capital gains for the tax year ending 2020. We’re excited about this result. We’ve produced and filed an estimated performance summary in our material and that’s available on our website as well in fact and just to realize cash payments of all distribution and special distribution. The midpoint investors, so the weighted average investor that came into the program for Class A, is expected to realize an approximate annualized total return of 11.08%, and for Class T that would be 11.58%. This will obviously vary based on when your clients actually invested and we will be updating this information on or before the asset sale closing. But we believe this transaction allows our stockholders to realize the value we’ve created within our wholly owned portfolio and delivers returns to our stockholders in a timely manner.

I will now shift to the second component, which is what will happen to IPT following the asset sale, which is in addition to and on top of the special distribution we just discussed. In short, IPT will continue to exist and shareholders will continue to hold their shares. Our investment objective post the asset sale will be to hold and build the core portfolio, which I’ll describe in a minute, for such time as is necessary to realize the value with respect to those interests at the optimal time and in the optimal manner. Stockholders are voting on a key component of this, which is the proposal to convert to a Maryland REIT. Before discussing this conversion, we first want to focus on what is expected to be the remaining assets of IPT and give you a sense of the potential value of those assets. Following the special distribution, IPT’s assets will primarily consist of the minority interest in those two joint ventures John mentioned that we call Build-To-Core I and Build-To-Core II, or together we call them the Build-To-Core portfolio.

While we have not undertaken to estimate a current value of the Build-To-Core portfolio, based on the most recent estimated net asset value per share, which John mentioned the $12.33 earlier in the call, the component of the Build-To-Core portfolio in that $12.33 was valued at $1.08, and again that was as of November 30, 2018. So taking that $1.08 and after taking into account the increase in the special distribution which will resolve for something called the sponsor restructuring transaction, the value of the Build-To-Core interest would have been approximately 72 cents per share. To briefly summarize the sponsor restructuring transactions that I just referenced, the results of those to shareholders is that we’re increasing the special distribution from something we announced over the summer, which was $12.18 per share, to the $12.54 per share that we’ve referenced on today’s call.

We’re increasing that by reducing the compensation paid to the advisor and sponsor at the closing of the asset sale. And then in turn we’re giving the sponsor and the advisor the opportunity to earn additional compensation upon liquidation of the Build-To-Core portfolio, which further aligns and incents the advisor and the sponsor to maximize proceeds from that remaining IPT Build-To-Core portfolio. So I just threw a lot of numbers out and let me bring them back together for you. So again, let’s go back to in addition to the regular distributions that will continue to accrue and be paid, shareholders are expected to be paid a special distribution of $12.54 per share in cash within five days of closing. They’ll continue to hold their IPT shares. We expect to have an updated value for those shares on or before the asset closing, but to provide a sense of the value based on the November 30, 2018 value as adjusted as previously described, the value would have been 72 cents per share.

To put this in dollar terms, if a mid-point investor in the company, and we’ll just use the A share for purpose of this example, which was our actual mid-point investor, if that investor purchased shares on 06/30 of 2015 and they invested $100,000, they would have bought 10,000 shares. That investor is expected and would have received just over $25,000 in cash distributions during their whole period. They then will receive $125,400 from the special distribution. Then they’ll continue to own the same 10,000 shares they always have owned and based on the implied value of 72 cents, that would be $7,200. So again, that’s a lot of math, but walking through the components of the special distributions, the dividends you’ll receive, the special distribution, then holding your shares that you’ve always held at a new value based on all those numbers. I spoke about a realized return, which would be the cash actually paid if you factor in both realized (i.e., cash paid and unrealized), the value is still to be harvested as the Build-To-Core portfolio. That weighted average return for an A shareholder would’ve been 12.53% and for the Class T weighted average return, that would have been 13.37%. Same as my comments on the realized results, it’ll obviously vary for each of your clients based on when they actually purchased shares, whether it was a Class A or T and whether they did cash or reinvested their distributions. And we do have a performance summary sheet that was also filed and is available for you where you can see different tranches of returns to help frame the results for your clients.

So, understanding the special distribution payments and how the transactions will flow. Let’s spend a little bit more time on what the Build-To-Core assets are comprised of and what’s going to remain at IPT. So, touching on the real estate; first, the majority of the assets that will be held are newly constructed or under construction buildings that are located in top industrial markets across the United States. As of June 30th this portfolio consisted of 52 acquired or completed buildings, eight buildings under construction that are estimated to be completed by Q2 of 2020, another 11 buildings in what we call the preconstruction phase, which are estimated to be completed by Q2 of 2021 in one land parcel. In aggregate as of June 30th this portfolio represents approximately 18 million square feet across industrial markets. In addition, the portfolio has approximately 44.9 million in additional equity commitments that may be called from IPT’s working capital, to either complete some of the investments or to fund additional investments.

We believe this Build-To-Core portfolio is robust, in our opinion is comprised of high-quality industrial assets and top logistics markets, thus, represent additional value creation for investors and your clients. Shifting now to some operational details of IPT post the asset sale, as previously mentioned, stockholders will be asked to approve a conversion from a Maryland corporation as it is today to a Maryland REIT. We’re asking for this conversion because we believe that will give IPT maximum flexibility to realize the value of investors’ interest in the Build-To-Core portfolio and won’t require another future vote of shareholders to perform the liquidation of that portfolio. We believe this facilitates achieving IPT’s primary investment objective, which as John said, and I’ve said is post the asset sale to hold the Build-To-Core portfolio for such time until we have realized optimal value for shareholders.

Importantly, IPT will remain a public reporting company with the same transparency of financial filings and related disclosures along with statements that include an updated valuation at least annually. And this will be consistent with all the things that already occur today. IPT’s corporate governance will also generally remain the same, notably with the same board of directors, officers, auditors, and annual meetings among many other items. Following the payment of the remaining distribution fees that I’ve referenced, we will have

Class T convert to Class A, so it will be a simpler single class structure post the asset sale. In conjunction with the asset sale and the conversion, IPT will also adopt or anticipate to adopt what’s called a plan of liquidation, which generally requires liquidation in 24 months. But importantly for you and your clients, it means that 1099 tax reporting will continue unless the liquidation is not completed within 24 months of when we make that election.

And two final operational points. First, we anticipate that regular distributions will only be in an amount necessary to satisfy REIT requirements and we’ll declare those and pay them on an annual record date model. Notably given the large special distribution that’ll happen at the beginning of 2020, we don’t expect any additional distributions in 2020, thus the first of these annual record date distributions isn’t expected until December of 2021 and that’s only if IPT hasn’t otherwise been liquidated before that time. Second, from an operational final detail, the share redemption program will be reinstated for death redemptions and we’ll have a cap on that of up to a million dollars.

We believe these operational details that I just described will minimize disruption to your clients and our investors. Their ownership will look and feel the same as it does today. If they own 100 shares today, they’re going to own 100 shares after the asset sale. So, have the same level of transparency on value, which after the asset sale will be based solely on the Build-To-Core portfolio as we seek to deliver that optimal value to stock holders of that remaining IPT interest, which again is importantly on top of and in addition to the $12.54 special distribution that will have been paid.

So, with that overview, and as we start to wrap up today’s presentation, let’s give you a timeline of what’s going to happen next for you and your clients. First, the mailing of the proxy to shareholders is underway and your clients will be receiving the proxy packet imminently. The closing of the asset sale and the conversions of the Maryland REIT both require the affirmative vote of a majority of outstanding shares, thus a robust solicitation effort will start immediately to achieve the goal of passing the proposals at the stockholder meeting, which is scheduled for December 11th.

Assuming the required approval is obtained, we expect the transaction to close as soon as January 8th with an outside date of February 28th and the $12.54 special distribution would be paid in cash within five days following that closing. Following that asset sale, IPT will continue to own its interest in the Build-To-Core portfolio, our shareholders, your clients, will continue to hold their shares, and if approved, it’ll convert to a Maryland REIT as I’ve just summarized earlier in the presentation. So with that overview and timeline, I’m going to turn it back to John to wrap it up and then get us back towards Q&A. So, John?

John Norris:  Jeff, thank you very much. Excellent job. So just a couple of final comments to piggyback on what Jeff had mentioned. First of all, shareholder proxy materials are in the mail and in fact, some clients may be receiving those proxy materials as soon as this week. So be on the lookout for that. Number two is we have emailed you some tools that you can use in helping educate your clients about the IPT transaction. So, there is a Q&A available for you as well as the sample proxy so you can see what it looks like in terms of the four items there we’re voting upon. All of the proxy materials are also available online. If you missed that email from us or would just like another copy of it, your regional directors based here in

Denver as well as those original consultants in the field can help get that email to you so you have all the tools necessary to communicate with your clients about the IPT transaction.

In line with that, we would love for you to encourage them to vote their proxy. As Jeff showed on the prior slide, we are aimed at a December 11th board meeting and we would like to obviously get the votes in so we can proceed with that December 11th board meeting. In addition to that, in these same conversations you’re having with your clients about the IPT transaction, this may also be an opportunity for you to review their portfolio and to consider what they can do with the proceeds from the sale of these assets as it is part of their investment objectives as well as their overall portfolio. So, this is a good opportunity obviously to review their portfolios. With that, let me stop there and Jeff, why don’t we - because there was a bunch of questions, why don’t we just jump in to some questions and I’ve already looked at a couple here and let’s just start with a couple of them.

And what we’ll try to do, cause there have been a lot of questions coming in, what we’ll try to do is batch these under some themes, and so we may not ask your very specific question but hopefully we’ll get to it in lumping some questions together. So, Jeff, the first question is why isn’t Prologis buying the remaining Build-To-Core assets and is there any expected timeline for those remaining assets in terms of a liquidity event?

Jeff Taylor:  So, first off, the Build-To-Core assets were excluded from the asset sale conversation really on behalf of the board and the company because they were a relatively smaller part of the overall portfolio. They do have a joint venture partner and we did not believe that the optimal value has yet to be obtained. So, it wasn’t a matter of Prologis deciding whether to buy them or not. They were just not part of the asset sale from the outset. In terms of a timeline, we don’t have one. I mean, we alluded to the investment objective, which is to seek to liquidate them in the optimal time and in the optimal manner. That is our objective.

I would say, as I talked about the portfolio and mentioned times to be completed for construction, there is no requirement for those to be completed, both those that are already under construction and those in the preconstruction phase. I wouldn’t read that to be a timeline either. Optimal value doesn’t mean maximum value or holding on forever. It means that as soon as we believe that we have created value, we do believe the portfolio is getting valuable every day, as soon as we believe that optimal value is ready to be realized both in terms of dollars and time we will go ahead and do that.

John Norris:  Yeah, there were a lot of questions regarding the 72 cents and your mention of November of 2018. So, the $12.54 and then the 72 cents. So maybe dig into the 72 cents again and put that in perspective related to November 2018 what we’re going to do in January.

Jeff Taylor:  Yep. So, IPT has had for, I forget how many years, numerous years we’ve done an annual estimated net asset value per share for the whole company and that’s consistent with FINRA rules and something called these IPA guidelines. So, we’re following market convention. The last time we undertook to do a full estimated net asset value for share was November of last year and that was the $12.33 that John had referenced on a slide. So that’s also the last time we did a full valuation for those purposes of the Build-To-Core portfolio because it was a part of that valuation. We have not updated that value since that time in a manner that can be publicly disclosed or publicly used. Obviously, we’ve created more value than that $12.33 that was November value because we’re selling the wholly owned portfolio for $12.54.

Well, we want to make sure that you realize and your clients realize that’s not all the value that’s being created here. The $12.54 is just the special distribution. The shares will remain. Now maybe should’ve been more clear. We are going to update the value on the Build-To-Core portfolio on or before the asset sale. We have not done that today, but we don’t want to come out to this and say, hey, we haven’t done the value. We don’t know what it is. We’re giving you guidance or indication that the last time we did the full valuation and after we made adjustments for this asset sale transaction, that would have been 72 cents per share. We will, again, we’ll update that. It will be published. And when your investors get their special distribution of $12.54, they’re going to get that money in their brokerage account or the cash sent to their address or ACH payment, whatever it may be.

They’re going to get a confirmation statement that says they still own shares and it’s going to have a value of those shares that will be updated before that. And again, the 72 cents is just an indication today of what it would have been, but we think there’s probably some value that’s been created. We’ve also had some dispositions within the Build-To-Core portfolio, so wait for that valuation.

John Norris:  Got it. So, let me summarize, Jeff. On December 31st an investor who owns 10,000 shares of IPT will have a value of $12.33 cents per share on December 31st.

Jeff Taylor:  Right. Without updating any valuations, but we obviously have information.

John Norris: And pending the transaction going through, there will be roughly a distribution of $12.54 and simultaneously to that, the 72 cents will be updated in terms of its value.

Jeff Taylor:  Correct.

John Norris:  Very good. Okay. Let’s switch gears. We keep talking about BTC or Build-To-Core portfolio. Why don’t you take a step back. IPT will continue, and just remind everybody about the tax reporting, the statements. Even though we’re talking about the remaining Build-To-Core assets, it really is IPT.

Jeff Taylor:  Correct. IPT, there’s really only two material changes and they both use the word conversion so hopefully I don’t confuse anybody, but IPT as a public company, public reporting company continues to exist. Today, it’s what’s called a Maryland corporation. We’re going to convert it to a Maryland REIT, that doesn’t necessarily impact any investor’s position or shares. It’s just changing maybe the legal structure. And again, we’re doing that because it facilitates the future liquidation of the Build-To-Core portfolio. In essence, we don’t have to go back to shareholders to get a vote for the liquidation. We would have to do that if it was a Maryland corporation or we believe we’d have to. We do not have to do that if it’s a Maryland REIT. So, when I talk about facilitating that, that’s happened.

The second time I used conversion was Class T will pay that remaining distribution fee payment and convert to Class A. That does obviously impact those positions, but it doesn’t change the share account. It just changes it from Class T to Class A. Other than that, I’d say everything is generally expected to remain the same. The public reporting company, same transparency, statements with value, same shares, same board of directors, same officers, the things I alluded to, so it remains in place to look and feel just like IPT, it’ll have a much lower value than the $12.33 that they saw on their most recent statement because we just paid out $12.54 per share. And that value will solely be those remaining assets.

John Norris:  So it’ll be 1099 tax reporting, IPT will continue, the statements will look and feel the same, share account, et cetera. We’ve had a couple of questions about redemptions or liquidity of IPT going forward in 2020. Why don’t you mention, remind everybody what the liquidity is around that?

Jeff Taylor:  Let me do that. But also, because you did ask about tax, so, let me circle a little bit back on tax. First, taxable distributions this year, the regular distributions paid in 2019 and really the third quarter, it’s already been paid as the last one for 2019. The fourth quarter dividend is actually paid in 2020. Those will be taxed just like every other distribution we’ve had, which will be a mixture of ordinary income, nontaxable distribution, et cetera. And they’ll get a 1099 DIV for those distributions. Then the distributions that happen in 2020, including the special distribution, will be all taxed as capital gains.

We will have adopted that plan of liquidation that I referenced, that’s any distribution going forward will be taxed as capital gains. Everything will continue to be reported on 1099 DIV because they’re liquidating distributions and not the sale of stock. I want to make sure to cover that because you asked the tax question. Now in terms of redemption programs post the asset sale, we are reinstating the redemption program, but only for death redemptions and that is to accommodate shareholders that may need to have their estate settled and we don’t want to leave that stuff. But if you’re a regular shareholder, there will not be the ability to have a redemption of those IPT units as we seek to create optimal value and liquidate the rest of the company.

John Norris:  Got it. We’ve had a couple of questions about the distributions of that $12.54 in terms of the mechanics of that. So, you mentioned post five days after the transaction close, why don’t you remind or walk through where that money will be sent to and if there are any options for investors or advisors to direct that money elsewhere?

Jeff Taylor:  Correct. So, if an investor was a - first off, if they’re in a brokerage account or a custodial relationship, the money is going to go to there. If they’re not in one of those scenarios, meaning they don’t either have a custodian or it’s not held by the broker, and we can certainly help you interpret that if you need to. If they were a cash investor, the distribution is going to follow wherever their distributions have gone in the past. And generally, the choices are, they’ve either provided us a bank or a brokerage account of which to send it to, or we’ve been sending checks to their address of record so that’s where it’s going to go. If they’ve been reinvesting their dividends, unless they previously provided us instructions as to where to send cash distributions, it would go in the form of a check to their address of record.

If you don’t want your clients to get a check, and we probably don’t want them to either, there is what’s called a distribution change form that you can get either through our website or contact your regional director or internal salesperson to help direct you. That can be completed and you can give new instructions following the procedures. We’re not going to just take them at face value these days. Things have to be verified, but you can direct where those cash payments will go. So again, if it’s going to brokerage or custodian, if they have it, it’ll follow their distributions, if they’ve been in cash or if they’ve otherwise given us instructions. And the final default is just a check to the address of record and you have the ability to update all of that. Those payments will go out within five days of the closing of the asset sale.

John Norris:  Right. So to be clear, brokerage means if you custody these shares at Persian or National Financial as an example, or the firm you’re affiliated with is self-clearing and you have your own brokerage relationship, those proceeds would be sent back to that brokerage account.

Jeff Taylor:  Correct.

John Norris:  If you have a custodian, an IRA, they will be sent to that custodian.

Jeff Taylor:  Correct.

John Norris: If the address of record is the client’s address, the check would be sent to that client’s address payable to them. But you do have the ability now through a process and mechanics we have in place if you’d like that those proceeds be directed elsewhere, our regional consultants can help you get that form to you to change that.

Jeff Taylor:  Correct.

John Norris:  Okay. Very good. I’m going to bounce around here just a little bit, Jeff. Proxy materials are in the mail, but there is also a lot of confusion going on regarding a couple of tender offers that are in play right now related to IPT, and so if you wouldn’t mind taking a few minutes to walk through these tender offers, what’s happening there and how it relates or does not relate to the proxy mailing?

Jeff Taylor:  Right. We’ll keep our comments very limited, but it’s unfortunate that these occur. The board does send out a recommendation that summarily recommend that investors do not tender their shares to those firms. We don’t have any control over that. They can legally do this. So, they have tendered for shares. There’s two that have already occurred and we know of a third one potentially that was filed. So we are obligated to facilitate the mailing of those offers to clients and we’re following our obligations. Well, we do also send the board’s recommendation out each time that, as I said, recommends that they reject them and it outlines all the reasons why, I won’t get into that here, and we’re trying to make it as non-eventful as possible, but we have to follow our regulatory obligations. So they will happen. They’re unfortunate. If your clients have questions, you can direct them to the board recommendation, which I think we’ve also emailed out to all of you. And then just frankly say look at the proxy and whatever price they put in there is far less than you’re expected to receive in cash as soon as January 8th.

John Norris:  Okay. Let me log a couple return or investor return questions together. Jeff, if you wouldn’t mind to go through just some of the returns that investors have achieved so far. And there was a question what timeframe for mid-point investor. So why don’t you just go back and share that information with the group?

Jeff Taylor:  As I go through it because it’s necessarily hard to track everything I say through a WebEx. I do want to remind everybody there is a performance summary sheet that is available and was sent out or can be accessed through your regional director. So, the numbers are there. And then the concepts I get to are both on a realized and an unrealized basis. When I referenced realized, what we’re saying is dividends that have already been paid and the special cash distribution that would happen. When that closes, those are realized. That’s cash that’s in investors’ hands. When I say realized and unrealized, I’m including those plus just like any other unrealized return you have in a mutual fund or stock, it’s just a value as of that time.

So on a realized basis at the closing of the asset sale, when we send out that special distribution, we have returned the range of them goes from about 10.35% up to 14.17% for Class A, and for Class T it goes from 12.15% up to 15.57%, and you’ll see that on the grid that’s available for you, you’ll see those ranges. Those ranges had to do with when they bought their shares with the later investors having the higher returns just because there was a higher annualized return because there’s a quicker time to liquidity event. I referenced the weighted average returns earlier in the presentation, I won’t go back through those, but that was a means to simplify and give you a number. But what on the circle up, I’ll stick to the range.

On that note, on realized and unrealized basis, and again, that’s the cash that they’ve actually received plus the value. Now I’m only using the 72 cents, which again will be updated. So, these are preliminary numbers, the range of returns for those investors, and actually, I apologize, I gave those ranges, I realize I gave them to you on the unrealized basis. So sorry about that. Let me wind back. On the realized and unrealized basis, the range is 10.35% to 14.17% for Class A, and for Class T is 12.15% to 15.57%. That’s the realized and unrealized basis, so, the cash they’ve received plus the ongoing value, which will be updated. On the realized basis, let me correct that value, that ranges from 9.34% to 11.38% for the Class A and 10.63% to 12.71% for the Class T and in all cases, again, it has to do with what an investor bought with the early investors having the lower annualized return solely because they held it longer and the later investors have in the annualized return because it’s a quicker investment to liquidity event profile.

John Norris:  And with all of that what Jeff summarized in terms of performance there were some general performance information available that our regional consultants can share with you. So, if you were taking all those notes, our regional team can provide a high-level summary of both the T and the A share performance to you. So, you can get that in printed form. Jeff, let me go back real quickly to the proxy cause our, excuse me, to the tender offer, the several tender offers that are out there. And one question was, how did they get the names of IPT shareholders? So, if you wouldn’t mind covering how the mailing of the tenders was handled and how we controlled or IPT controlled shareholder names?

Jeff Taylor:  Right. Wanted just to repeat we’re obligated to facilitate that tender offer. We do have the ability of which we always do of having our mailing agent mail on behalf of them. So, the firm’s seeking to do the tender offers. We’ve not provided the shareholder list. I do not have the shareholder information. It was mailed by Broadridge as our mailing agent. We provided them, they’re also mailing the proxy so they had the shareholder records and they’d mailed that and it was all kept away from the firms that are doing the tender offers.

John Norris:  Okay. All right, good. That’s very helpful. We had a couple of questions related to that. We’re just looking over some of the questions here one last time, we’ve tried to lump them together here. I don’t see anything really that unusual that we haven’t covered in the formal comments here. Let me just look at another couple of notes here. Returns, tax reporting, tender. Okay, Jeff, I think that that does it in terms of a bunch of the questions. I hope we’ve done a very good job of lumping them together. Hope we’ve covered most of the questions you’ve had.

As I mentioned, if you do have any follow-up questions we are here to answer those questions. Let me put it, there it is. So, your regional consultants that are in the field, or our sales desk here in Denver. The 800 number is on the screen there. And if you have any questions following this, the team is ready to assist you in answering any particular questions you might have about a specific shareholder’s situation, accounts you have, or again, broad-based how the transaction is going to unfold. In addition to that, this team can help you if you missed the materials we emailed to you. If you want the email sent to you again with all of the tools we have available to you, please let us know. We’d like to make sure you’re fully armed and prepared and educated related to this really outstanding liquidity event that we’re on the doorstep of.

So with that, I want to thank all of you for joining us today. If you have any additional questions, we’re here ready to answer those questions. And most importantly, as I said halfway through, thank you to all of you. Without you, without your trust, without considering an investment in IPT, we wouldn’t be here. This call wouldn’t be taking place. So, we appreciate your trust and confidence in our organization and obviously we want to continue to earn that and obviously are here to help you in any future manner with your questions that you may have related to that. So, with that, thank you for joining us. Have a great afternoon.

[END OF TRANSCRIPT]

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements generally can be identified by use of statements that include words such as “intend,” “plan,” “may,” “should,” “could,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions.  Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of IPT to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors may include, but are not limited to, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) the failure of IPT to obtain the requisite vote of stockholders required to consummate the proposed Asset Sale or the failure to satisfy the other closing conditions to the Asset Sale or any of the other transactions contemplated by the Merger Agreement; (iii) risks related to disruption of management’s attention from IPT’s ongoing business operations due to the proposed Asset Sale; (iv) the effect of the announcement of the proposed Asset Sale on the ability of IPT to retain key personnel, maintain relationships with its customers and suppliers, and maintain its operating results and business generally; (v) the ability of third parties to fulfill their obligations relating to the proposed Asset Sale, including providing financing under current financial market conditions; (vi) the outcome of any legal proceedings that may be instituted against IPT and others related to the Merger Agreement and the transactions contemplated thereby, including the Asset Sale; (vii) the risk that the Asset Sale, or the other transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all; (viii) the ability of IPT to implement its operating strategy; (ix) IPT’s ability to manage planned growth; (x) changes in economic cycles; and (xi) competition within the real estate industry.

In addition, these forward-looking statements reflect IPT’s views as of the date on which such statements were made. IPT anticipates that subsequent events and developments may cause its views to change. These forward-looking statements should not be relied upon as representing IPT’s views as of any date subsequent to the date hereof. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by IPT or any other person that the results or conditions described in such statements or the objectives and plans of IPT will be achieved. Additional factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in IPT’s SEC reports, including, but not limited to, the “Risk Factors” section of IPT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 6, 2019, as amended by IPT’s Amendment No. 1 to the Annual Report on Form 10-K filed with the SEC on April 10, 2019, the “Risk Factors” section of subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. IPT expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrence.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed Asset Sale, on October 21, 2019, IPT filed with the SEC and commenced mailing of a proxy statement and other relevant materials, and IPT intends to hold a meeting of its stockholders on December 11, 2019 to obtain the requisite stockholder approval. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, STOCKHOLDERS OF IPT ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ASSET SALE. The proxy statement and other relevant materials containing information about the proposed transactions, and any other documents filed by IPT with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov and IPT’s website at www.industrialpropertytrust.com. In addition, stockholders may obtain free copies of the proxy statement and other documents filed by IPT with the SEC by directing a written request to the following address: Industrial Property Trust Inc., Attention: Investor Relations, 518 Seventeenth Street, 17th Floor, Denver, CO 80202.

IPT, Black Creek Group, Industrial Property Advisors LLC, IPT’s external advisor, and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of IPT in connection with the Asset Sale. Information about these persons and their ownership of IPT’s common stock is set forth in IPT’s proxy statement, which was filed with the SEC on October 21, 2019.